Exhibit 10.1

CAROLCO-MARIO KASSAR AGREEMENT

Table of Contents

1. Definitions	2

2. “Audition.”	2

3. Services	2

4. Fund Raising	2

5. Bonus	2

6. Indemnity	2

7. Credits	2

8. Stroock	2

9. Complete Agreement	3

10. Governing Law	3

11. Jurisdiction and Venue	3

12. Execution in Counterparts	3

i

1.

Definitions.  All capitalized words used herein have the following meanings:

a.

“Agreement” means this Carolco-Mario Kassar Agreement.

b.

“Carolco” means Carolco Pictures.

c.

“Kassar” means Mario Kassar.

d.

"Picture" or “Pictures” means any film in the "Rambo" franchise, "SMITE" franchise or other feature length motion picture property introduced to Carolco by Kassar.

e.

“Effective Date” means the date of execution of this Agreement as shown at the end hereof.

f.

“Term” means the period commencing on the Effective Date and continuing until Kassar dies or is permanently disabled.

2.

“Audition.”  Carolco confirms that it has approved Kassar’s use of Carolco’s prior funding of $250,000 for costs relating to the production of “Audition.”  Carolco recognizes that it shall not receive a refund of such costs, and that if the minimum budget for “Audition” is not raised, the film will not be made.

3.

Board Member Compensation.  Carolco shall not owe Kassar the $100,000 payment for Board member compensation that would otherwise be due in April under the agreement dated January 15, 2015 (“Board Agreement”), and in lieu thereof, Carolco shall deliver Kassar 100,000 shares of Carolco common stock within five business days of the Effective Date.  Carolco shall pay Kassar $100,000 on or before May 17, 2015, which shall be the final payment of Board member compensation under the Board Agreement.

4.

Services.  During the Term, Carolco shall engage Kassar to render producing and sales services for each Picture on the same terms as apply to “Audition” as set forth in the PPM for “Audition,” except that the producing fee shall not be less than 10% of the budget of each Picture.

5.

Bonus.  Carolco shall pay Kassar a discretionary bonus in relation to his efforts in bringing projects and opportunities to Carolco.

6.

Acquisitions.  Carolco shall pay Kassar 5% of the purchase price of any Carolco produced feature length film in the Rambo franchise and all completed films, or film libraries that are acquired by Carolco with the assistance of Kassar and based on Kassar's introduction to Carolco of such completed films or film libraries.

7.

Indemnity.  Carolco shall add Kassar as an additional insured on all E&O and general liability insurance policies relating to the Pictures and shall indemnify Kassar for all claims made against Kassar relating to exploitation of the Pictures except for claims that are caused by Kassar’s tortious actions.

8.

Credits.  Kassar shall receive the sole “Produced By” credit on the Pictures, in first position among all producer credits immediately following the title of the Picture, and otherwise MFN with all other individual credits on the Pictures as to placement and prominence.

9.

Stroock.  Stroock & Stroock & Lavan LLP (“Stroock”) has represented solely Kassar in connection with this Agreement and all other matters involving Carolco other than an Option Agreement for “SMITE” for Carolco, and Carolco and Mario waive any potential conflict caused by such representation.

10.

Complete Agreement.  This Agreement represents the complete agreement between the parties hereto relating to the subject matter hereof and supersedes any and all prior negotiations, discussions, or correspondence between them.  Any amendment to this Agreement must be evidenced by a writing executed by both parties hereto.

11.

Governing Law.  This Agreement shall be governed by California law (without regard to its conflict of law principles).

12.

Jurisdiction and Venue.  The parties agree that the federal or state courts in Los Angeles, California shall be the exclusive location for jurisdiction and venue for the litigation of any disputes relating to this Agreement.  Both parties consent to personal jurisdiction in such venue.

13.

Execution in Counterparts.  This Agreement may be executed in counterparts and transmitted by facsimile or PDF copy, each of which shall constitute an original.

IN WITNESS WHEREOF, this Agreement has been executed by and between the parties hereto effective as of the Effective Date.

Date:         04/29/15

CAROLCO PICTURES

By:	/s/ Alexander Bafer
Name:	Alexander Bafer
Title:	CEO

/s/ Mario Kassar
MARIO KASSAR